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Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP
1540 Broadway
New York, New York 10036

March 15, 2006

Restaurant Acquisition Partners, Inc.
5950 Hazeltine National Drive, Suite 290
Orlando, Florida 32822-5007

  Re:
  Registration Statement on Form S-1

Ladies and Gentlemen:

        We are acting as counsel for Restaurant Acquisition Partners, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") relating to the registration under the Securities Act of 1933 (the "Act") covering an underwritten public offering of (i) up to 4,600,000 Units (a "Unit"), with each Unit consisting of one share of the Company's common stock, par value $.0001 per share ("Common Stock"), and two warrants, with each warrant exercisable for one share of Common Stock (a "Warrant"), (ii) an option (the "Purchase Option") to purchase up to an additional 340,000 Units, (iii) the Units issuable upon exercise of the Purchase Option, (iv) all shares of Common Stock and all Warrants issued or issuable as part of the Units and (v) all shares of Common Stock issuable upon exercise of the Warrants. In addition, the Registration Statement relates to the resale by certain of the Company's initial stockholders and their affiliates of up to an aggregate of 160,000 Units and the shares of Common Stock issued as part of such Units, the Warrants issued as part of such Units and the shares of Common Stock issuable upon exercise of such Warrants.

        We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. In rendering this opinion, we have assumed that (i) the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the "Warrant Agreement"), in the form filed as Exhibit 4.5 to the Registration Statement, is a legal and binding obligation of such warrant agent and (ii) the genuineness and authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies thereof.

        Based upon the foregoing, we are of the opinion that:

        1.     The Units, when the Board of Directors of the Company or a duly authorized committee of such Board (such Board of Directors or committee being referred to herein as the "Board") has taken all necessary corporate action to approve the issuance and establish the terms thereof and related matters and when the Units been issued and sold by the Company in the manner contemplated by the Registration Statement (and, in the case of such of the Units issuable upon exercise of the Purchase Option, the Purchase Option) and in accordance with such Board action, the Units will be duly authorized, legally issued, fully paid and non-assessable.

        2.     The Purchase Option, when the Board has taken all necessary corporate action to approve the issuance and establish the terms thereof and related matters and when it has been issued in the manner contemplated by the Registration Statement and in accordance with such Board action, will be valid and legally binding obligations of the Company, enforeceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements or reasonableness, good faith and fair dealing.

        3.     The Warrants, when the Board has taken all necessary corporate action to approve the issuance and establish the terms thereof and related matters and when they have been issued in the manner contemplated by the Registration Statement and the Warrant Agreement (and, in the case of such of the Warrants issuable upon exercise of the Purchase Option, the Purchase Option) and in accordance with such Board action, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements or reasonableness, good faith and fair dealing.

        4.     The shares of Common Stock included in the Units and issuable upon exercise of the Warrants, when the Board has taken all necessary corporate action to approve the issuance and establish the terms thereof and related matters and such shares have been issued and sold by the Company in the manner contemplated by the Registration Statement (and, in the case of such shares issuable upon exercise of the Warrants, the Warrants and the Warrant Agreement) and in accordance with such Board action, such shares will be duly authorized, legally issued, fully paid and non-assessable

        This opinion is limited to matters governed by the General Corporation Law of the State of Delaware and the laws of the State of New York.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

                      Very truly yours,

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Exhibit 5.1